Exhibit 99

News Release

FOR RELEASE –– JANUARY 31, 2012

Stephanie A. Burns Named to Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today appointed Dr. Stephanie A. Burns, retired chairman and chief executive officer of Dow Corning Corporation, to Corning’s board of directors, effective immediately. Dow Corning, a Corning 50%-owned equity company since 1943, is a global leader in silicones, silicon-based technology, and innovation.

Burns will also serve on the board’s corporate relations committee.

She will hold office until Corning’s annual meeting of shareholders on April 26, 2012, at which time she will stand for election to a one-year term. Her appointment brings the number of Corning directors to 15. The size of the board has ranged from 13 to 18 directors since 1990.

Dr. Burns, 57, brings nearly three decades of global innovation and business leadership to the Corning board. Her career has spanned scientific research, issues management, science and technology leadership, and business management.

She joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She relocated to Brussels, Belgium in 1997, initially as director of science & technology for Europe and then as director for Dow Corning’s operations in the electronics and life sciences industries. In late 2000, she returned to the United States to become executive vice president of the company, responsible for global operations.

A member of Dow Corning’s board of directors since 2001, she was elected president in 2003, was chief executive officer from 2004 until May 2011, and served as its chairman from 2006 through 2011.

She holds a Ph.D in organic chemistry from Iowa State University and did post-doctoral studies at the Universite Montpellier, Sciences et Techniques du Languedoc, France.

She was chairman of the American Chemistry Council in 2010 and 2011, and is an honorary president of the Society of Chemical Industry. She serves on the board of directors of GlaxoSmithKline plc, and was appointed by President Obama to the President’s Export Council.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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